EXHIBIT 10.2.29

AMENDMENT 2007-1

CHARMING SHOPPES, INC.

SUPPLEMENTAL BENEFIT TRUST AGREEMENT

FOR THE CHARMING SHOPPES, INC. SUPPLEMENT RETIREMENT PLAN

AMENDMENT 2007-1, dated as of January 25, 2007, by Charming Shoppes, Inc. (the “Company”).

The Company has entered into the Charming Shoppes, Inc. Supplemental Benefit Trust Agreement dated as of September 17, 2003 (the “Trust Agreement”) with the Bryn Mawr Trust Company (the Trustee”) for the purpose of providing a funding source for the Charming Shoppes, Inc. Supplemental Retirement Plan (the “Plan”).

Pursuant to Section 12.1 of the Trust Agreement, the Company may, from time to time, amend or modify the provisions of the Trust Agreement.

The Company desires to amend the Trust Agreement to change the definition of “Change of Control” to be consistent with the terms of the Plan and to provide for the investment of the assets of the trust in life insurance policies.

NOW, THEREFORE, the Trust Agreement is amended as follows:

1.	A new Section 5.1(d) shall be added to read as follows:

(d) Subject to subsection (a), the Trustee may invest all or a portion of the Trust Fund in one or more life insurance policies or contracts. If any portion of the Trust Fund is invested in a life insurance policy or contract on the life of a Participant, the Trustee shall hold legal title to the policy or contract and shall serve as custodian. Prior to a Change of Control, the Company is specifically authorized to act as agent of the Trustee with respect to the administration of the insurance policies or contracts, and in that regard the Company may serve as signatory for the Trustee to execute insurance policy or contract applications and death claims, as well as to transfer assets between or among the separate accounts available within each insurance policy or contract, and shall advise the Trustee, on at least an annual basis, of all actions taken pursuant to this authority. Further, the Company reserves the right to designate the address of record for all notices involving such insurance policies or contracts and their administration and shall provide the Trustee, on at least an annual basis, an accounting of all actions occurring with respect to each such insurance policy or contract. Prior to the closing of any transaction that would result in a Change of Control, the Company shall provide the Trustee with written instructions pursuant to Section 7.2 hereof as to the person who will serve as agent for the Trustee with respect to any insurance policies or contracts following a Change of Control and such instructions shall not thereafter be amended by the Company. Following a Change of Control, the Trustee may substitute or replace the agent for good cause shown. The Company shall have the right at any time, and from time to time, in its sole discretion, to substitute cash or cash equivalents equal to the fair market value of any assets held by the Trust.

2.	Section 6.1(k) is amended in its entirety to read as follows:

(k)
To exercise all powers conferred on the Trustee by local law, unless otherwise specifically provided herein, including the right to borrow against an insurance policy or contract for purposes of the Plan or to distribute the proceeds to the Company subject to the provisions of Section 4.7; provided, however, that if an insurance policy or contract is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy or contract other than the Trust, to assign the policy or contract (as distinct from conversion of the policy or contract to a different form) other than to a successor trustee, or to loan to any person other than the Company the proceeds of any borrowing against such policy or contract; provided, further, that the Trustee may make an IRC § 1035 exchange of any such policy or contract with the consent of the insured as to insurability.

3.	Section 16.1 is amended by adding a sentence to follow the first sentence, to read as follows:

Such contribution shall also include any life insurance policies or contracts purchased to be used to provide benefits under any of the Plans, and the Company shall cause the ownership of such policies or contracts to be transferred to the Trustee in its capacity as trustee under this Trust Agreement.

4.	Section 16.3 is amended to read as follows:

16.3 “Change of Control” means and shall be deemed to have occurred if:

(a)
any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b)
those individuals who as of the day after the Company’s annual shareholders meeting in the calendar year prior to the determination constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the day after the Company’s annual shareholders meeting in the calendar year prior to the determination or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board ; or

(c)
consummation of a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a “Transaction”), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(d)
the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, this instrument has been executed by the duly authorized officer of the Company as of this ________ day of ____________________, 2007.

                            CHARMING SHOPPES, INC.

                            By:  ______________________
                            Eric M. Specter
                            Executive Vice President

Accepted:

By:  _________________________________
Bryn Mawr Trust Company, as Trustee